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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                            HEAFNER TIRE GROUP, INC.

         I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (as the same may be amended, supplemented or repealed from time to time, the "Act"), do hereby certify as follows:

                                    ARTICLE 1
                                 CORPORATE NAME.

         The name of the Corporation is Heafner Tire Group, Inc.

                                    ARTICLE 2
                                REGISTERED AGENT.

         The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Wilmington at such address is Corporation Service Company.

                                    ARTICLE 3
                                    PURPOSE.

         The purpose of the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which a corporation may be organized under the Act.

                                    ARTICLE 4
                                 CAPITAL STOCK.

         Section 4.1. Shares Authorized. The total number of shares of capital stock which the Corporation shall have authority to issue is (i) 30,000,000 shares of Common Stock, par value of $.01 per share (the "Common Stock"), and
(ii) 11,500 shares of Preferred Stock with a par value of $.01 per share (the "Preferred Stock").

         Section 4.2. Common Stock. The Common Stock shall have such rights, powers and privileges as provided in these Articles, in any amendment to these Articles and under applicable law. Of the 30,000,000 shares of Common Stock authorized for issuance by the Corporation, 10,000,000 shall initially be designated Class A Common Stock (the "Class A Common Stock")

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and 20,000,000 shall initially be designated Class B Common Stock (the "Class B
Common Stock").

         Section 4.3. Preferred Stock. The Preferred Stock shall have such voting powers, designations, preferences, such other relative, participating, optional and other special rights, and such qualifications, limitations and restrictions as provided in these Articles and in any amendment to these Articles. Of the 11,500 shares of Preferred Stock authorized for issuance by the Corporation, 7,000 shares shall initially be designated Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock") and 4,500 shares shall initially be designated Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Kelly Preferred Stock"). The stated value of the Series A Preferred Stock (the "Series A Liquidation Preference") shall be $1,000.00 per share. The stated value of the Series B Preferred Stock (the "Series B Liquidation Preference") shall initially be $1,000.00 per share and shall be adjusted from time to time as provided in Section 6.3.

         Section 4.4. Rank of Capital Stock. With respect to dividend rights and other rights upon liquidation, dissolution or winding up of the Corporation, (i) the Series A Preferred Stock and the Series B Preferred Stock shall rank on a parity with each other and senior to the Common Stock and (ii) the Class A Common Stock and the Class B Common Stock shall rank on a parity with each other. Other classes or series of capital stock may, subject to the provisions of these Articles and applicable law, be authorized by the Board of Directors that rank (as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up) senior to ("Senior Stock"), on a parity with ("Parity Stock") or junior to ("Junior Stock") other classes or series of capital stock.

         Section 4.5. No Preemptive Rights. No holder of shares of capital stock of the Corporation shall have preemptive rights to acquire unissued shares of capital stock of the Corporation under these Articles.


                                    ARTICLE 5
                                  COMMON STOCK.

         Section 5.1. Voting Rights. (a) Each outstanding share of Class A Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Class A Common Stock shall be entitled to twenty votes for each share of such stock held by such holder.

         (b) Each outstanding share of Class B Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Class B Common Stock shall be entitled to one vote for each share of such stock held by such holder.

         c) Except as otherwise provided by the Act, the holders of Class A Common Stock and the holders of Class B Common Stock shall vote together as a single class on all matters on which the stockholders of the Corporation shall be entitled to vote.



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         Section 5.2. Dividends and Distributions. The holders of shares of
Class A Common Stock and the holders of Class B Common Stock shall be entitled to receive dividends or other distributions, which must be identical for each of the Class A Common Stock and the Class B Common Stock, out of the assets of the Corporation legally available therefor when, as and if declared by the Board of Directors.

         Section 5.3. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Stock shall be entitled to share ratably in the net assets of the Corporation remaining after payment or provision for payment of the debts and liabilities of the Corporation and all amounts payable to holders of Senior Stock.

         Section 5.4. Automatic Conversion of Class B Stock. Each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock without the requirement of any further action on the part of the Corporation or its stockholders upon the earliest to occur of (i) an initial public offering of the Class A Common Stock in connection with a registration of the Class A Common Stock under the Securities Act of 1933, as amended, (ii) the occurrence of any condition or event which results in the acceleration of the maturity of the indebtedness evidenced by the Debt Documents (as defined below in Section 6.6), and (iii) an order for relief under Title 11 of the United States Code is entered against the Company.

         Section 5.6. Other Rights. Except as otherwise required by the Act or as otherwise provided in these Articles, each share of Class A Common Stock and each share of Class B Common Stock shall have identical powers, rights and privileges.

                                    ARTICLE 6
                             KELLY PREFERRED STOCK.

The Kelly Preferred Stock shall have the following voting powers, preferences and other rights, qualifications, limitations and restrictions:

         Section 6.1. Series A Dividends and Distributions. (a) Holders of shares of Series A Preferred Stock, in preference to the holders of shares of Common Stock and any shares of other capital stock of the Corporation other than shares of Parity Stock or Senior Stock with respect to the Series A Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, cumulative cash dividends (the "4% Series A Dividends") on the Series A Liquidation Preference of such shares at an annual rate of 4.0%; provided that, if as of December 31, 1997 (i) the Corporation and its subsidiaries are not ordering all of their respective requirements of "Winston" brand tires from The Kelly-Springfield Tire Company, a division of The Goodyear Tire and Rubber Company (together with its affiliates, "Kelly-Springfield"), and (ii) Kelly-Springfield is otherwise ready, willing and able to supply the Corporation and its subsidiaries with such "Winston" brand tires in accordance with the terms set forth in the Supply Agreement (as defined below in Section 6.5(c)), then, beginning immediately thereafter and continuing until such time as the earlier of (1) the Corporation and its



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affiliates are ordering all of such "Winston" brand tires from Kelly-Springfield and (2) the Kelly Preferred Stock has been redeemed in full, the annual rate of the 4% Series A Dividends shall be at the greater of (x) 4% and (y) 120% of the Prime Rate (as defined below in Section 6.1(b)) (the "Adjusted Series A Dividend Rate"). The 4% Series A Dividends shall be calculated on the basis of a 360-day year consisting of twelve 30-day months, and shall accrue and be payable, in immediately available funds, due on the last Business Day of each calendar month (each a "4% Dividend Monthly Payment Date"). Payment of 4% Series A Dividends on shares of Series A Preferred Stock shall commence on the first 4% Dividend Monthly Payment Date following the date of original issue of such shares (the "Series A Issue Date"). The first payment of 4% Series A Dividends on such shares shall be in an amount equal to the product of (i) the quotient obtained by dividing (1) the product of the Series A Liquidation Preference of such shares and 4.0% by (2) 12 and (ii) the quotient obtained by dividing (x) the number of days from and including the Series A Issue Date up to and excluding the initial 4% Dividend Monthly Payment Date by (y) 30. If holders of shares of Series A Preferred Stock are entitled to receive 4% Series A Dividends on a date other than a 4% Dividend Monthly Payment Date (a "4% Dividend Special Payment Date"), such payment shall be in an amount equal to the product of (i) the quotient obtained by dividing (1) the product of the Series A Liquidation Preference of such shares and 4.0% or the Adjusted Series A Dividend Rate, as applicable, by (2) 12 and (ii) the quotient obtained by dividing (x) the number of days from and including the date of such immediately preceding 4% Dividend Monthly Payment Date up to and excluding the 4% Dividend Special Payment Date by
(y) 30. All other payments of 4% Series A Dividends shall accrue from and including the immediately preceding 4% Dividend Monthly Payment Date or 4% Dividend Special Payment Date, as applicable, to but excluding the following 4% Dividend Monthly Payment Date or 4% Dividend Special Payment Date, as applicable. "Business Day" means any day other than a Saturday, Sunday or other day on which banks in Atlanta, Georgia are authorized to close.

         (b) In addition to the 4% Series A Dividends, holders of Series A Preferred Stock, in preference to the holders of shares of Common Stock and any shares of other capital stock of the Corporation other than shares of Parity Stock or Senior Stock with respect to the Series A Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, cumulative cash dividends (the "Series A Additional Dividends" and, together with the 4% Series A Dividends, the "Series A Dividends") in an amount equal to the product of the Series A Liquidation Preference of such shares and the Applicable Rate (as defined below). The Series A Additional Dividends shall accrue and be payable in immediately available funds on the last Business Day of January of each year (each an "Additional Dividend Payment Date"), with the first such Series A Additional Dividend to accrue and be payable on the last Business Day of January 1999; provided that, if in any calendar year immediately preceding an Additional Dividend Payment Date a 4% Series A Dividend accrues and becomes payable at the Adjusted Series A Dividend Rate, the amount of the Series A Additional Dividend that accrues and becomes payable on such Additional Dividend Payment Date shall be reduced by an amount equal to the excess, if any, of (x) the aggregate amount of the 4% Series A Dividends that accrued and became payable in such calendar year over (y) the aggregate amount of such Series A Dividends that would have accrued and become payable in such calendar year if the Adjusted Series A Dividend Rate had not applied in such calendar year. The "Applicable Rate" for determining the amount of the Series A Additional Dividend for each Additional Dividend



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Payment Date shall be the percentage rate set forth opposite such date
(and corresponding to the applicable number of Units Purchased (as defined below)) set forth below:

--------------------------------------------------------------------------------
          Additional Dividend
             Payment Date        Units Purchased         Applicable Rate
--------------------------------------------------------------------------------
January 1999                Less than 1,000,000            Standard Rate
                            1,000,000-1,099,999                4.0
                            1,100,000-1,199,999                3.0
                            1,200,000-1,299,999                2.0
                            1,300,000-1,399,999                1.0
                            1,400,000 or more                  0.0
--------------------------------------------------------------------------------
January 2000                Less than 1,100,000           Standard Rate
                            1,100,000-1,199,999                4.0
                            1,200,000-1,299,999                3.0
                            1,300,000-1,399,999                2.0
                            1,400,000-1,499,999                1.0
                            1,500,000 or more                  0.0
--------------------------------------------------------------------------------
January 2001                Less than 1,144,000           Standard Rate
                            1,144,001-1,247,999                4.0
                            1,248,000-1,351,999                3.0
                            1,352,000-1,455,999                2.0
                            1,456,000-1,559,999                1.0
                            1,560,000 or more                  0.0
--------------------------------------------------------------------------------
January 2002                Less than 1,189,760           Standard Rate
                            1,189,761-1,297,919                4.0
                            1,297,920-1,406,079                3.0
                            1,406,080-1,514,239                2.0
                            1,514,240-1,622,399                1.0
                            1,622,400 or more                  0.0


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--------------------------------------------------------------------------------
          Additional Dividend
             Payment Date        Units Purchased         Applicable Rate
--------------------------------------------------------------------------------
January 2003               Less than 1,237,350            Standard Rate
                           1,237,351-1,349,836                4.0
                           1,349,837-1,462,322                3.0
                           1,462,323-1,574,809                2.0
                           1,574,810-1,687,295                1.0
                           1,687,296 or more                  0.0
--------------------------------------------------------------------------------
January 2004               Less than 1,286,844            Standard Rate
                           1,286,845-1,403,829                4.0
                           1,403,830-1,520,815                3.0
                           1,520,816-1,637,801                2.0
                           1,637,802-1,754,787                1.0
                           1,754,788 or more                  0.0
--------------------------------------------------------------------------------
January 2005               Less than 1,338,318            Standard Rate
                           1,338,319-1,459,982                4.0
                           1,459,983-1,581,648                3.0
                           1,581,649-1,703,313                2.0
                           1,703,314-1,824,978                1.0
                           1,824,979 or more                  0.0
--------------------------------------------------------------------------------
January 2006               Less than 1,391,851            Standard Rate
                           1,391,852-1,518,381                4.0
                           1,518,382-1,644,914                3.0
                           1,644,915-1,771,446                2.0
                           1,771,447-1,897,977                1.0
                           1,897,978 or more                  0.0
--------------------------------------------------------------------------------
January 2007               Less than 1,447,525            Standard Rate
                           1,447,526-1,579,116                4.0
                           1,579,117-1,710,711                3.0
                           1,710,712-1,842,304                2.0
                           1,842,305-1,973,896                1.0
                           1,973,897 or more                  0.0
--------------------------------------------------------------------------------


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Additional Dividend
             Payment Date        Units Purchased         Applicable Rate
--------------------------------------------------------------------------------
January 2008               Less than 1,505,426            Standard Rate
                           1,505,427-1,642,281                4.0
                           1,642,282-1,779,139                3.0
                           1,779,140-1,915,996                2.0
                           1,915,997-2,052,852                1.0
                           2,052,853 or more                  0.0
--------------------------------------------------------------------------------

provided that, in no event shall the Applicable Rate be higher than the Standard Rate. "Standard Rate" means the excess, if any, of (x) the Prime Rate over (y) 4%. "Prime Rate" means the rate of interest publicly announced from time to time by BankBoston, N.A., at its head office at 100 Federal Street, Boston, Massachusetts as its "base" rate as in effect on the Business Day immediately preceding the applicable dividend payment date. "Units Purchased" means, for any Additional Dividend Payment Date, the net number of tires (other than "Monarch" brand tires) purchased by the Corporation and its subsidiaries from Kelly-Springfield during the calendar year immediately preceding such Additional Dividend Payment Date, which number of tires shall not include an amount equal to the sum of (x) 250,000 and (y) an amount equal to the number of premium tires purchased by the Corporation and its affiliates from Kelly-Springfield in 1996.


         (c) If, as of the close of business on any 4% Dividend Monthly Payment Date, there is a 4% Series A Dividend Arrearage (as hereinafter defined), an additional dividend (the "4% Series A Makewhole Dividend") shall accrue on each share of the Series A Preferred Stock for the period from and including such 4% Dividend Monthly Payment Date to the earlier of (x) the date on which such 4% Series A Dividend Arrearage is paid in full and (y) the next succeeding 4% Dividend Monthly Payment Date, in an amount equal to the product of (i) the Prime Rate (calculated for such period in accordance with Section 6.1(a)) and
(ii) the amount of such 4% Series A Dividend Arrearage as of such 4% Dividend Monthly Payment Date. "4% Series A Dividend Arrearage" means, with respect to each share of Series A Preferred Stock, as of any 4% Dividend Monthly Payment Date, the excess, if any, of (i) all 4% Series A Dividends accrued to (but excluding) such 4% Dividend Monthly Payment Date on such share over (ii) all 4% Series A Dividends actually paid with respect to such share on or before the close of business on such 4% Dividend Monthly Payment Date.

         (d) If, as of the close of business on any Additional Dividend Payment Date, there is a Series A Additional Dividend Arrearage (as hereinafter defined), an additional dividend (the "Additional Series A Makewhole Dividend") shall accrue on each share of the Series A Preferred Stock for the period from and including such Additional Dividend Payment Date to the earlier of (x) the date on which such Additional Series A Dividend Arrearage is paid in full and
(y) the next succeeding Additional Dividend Payment Date, in an amount equal to the product of (i) the



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Prime Rate and (ii) the amount of such Additional Series A Dividend Arrearage as of such Additional Dividend Payment Date. "Additional Series A Dividend Arrearage" means, with respect to each share of Series A Preferred Stock, as of any Additional Dividend Payment Date, the excess, if any, of (i) all Series A Additional Dividends accrued to (but excluding) such Additional Dividend Payment Date on such share over (ii) all Series A Additional Dividends actually paid with respect to such share on or before the close of business on such Additional Dividend Payment Date.

         (e) The 4% Series A Dividends shall accrue, and shall be cumulative from the Series A Issue Date of the underlying shares, whether or not declared by the Board of Directors. The Series A Additional Dividends shall accrue, and shall be cumulative from the first day on which such dividends are due, whether or not declared by the Board of Directors. The 4% Series A Makewhole Dividend and the Additional Series A Makewhole Dividend, if any, shall accrue, and shall be cumulative from the date on which a 4% Series A Dividend Arrearage or Series A Additional Dividend Arrearage arises, whether or not declared by the Board of Directors. If the Corporation makes a dividend payment on shares of Series A Preferred Stock in an amount less than the total amount of accrued and payable dividends on the underlying shares at such time, then the dividends paid shall be allocated ratably on a share-by-share basis among all shares of Series A Preferred Stock then outstanding. The Board of Directors may fix a record date that is no more than sixty days and no less than ten days prior to any date fixed for payment of a dividend declared on shares of Series A Preferred Stock to determine the holders of shares of Series A Preferred Stock entitled to receive such payment. Accumulated but unpaid dividends for any past dividend periods or payment dates may be declared and paid at any time (without reference to any regular payment date) to holders of record on a record date fixed by the Board of Directors that is no more than sixty days and no less than ten days preceding the date fixed for payment of such dividends.

         (f) The holders of shares of Series A Preferred Stock shall not be entitled to receive, and the Corporation shall not declare or pay thereon, any dividends or other distributions except as provided herein. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on the shares of Series A Preferred Stock which may be in arrears.

         Section 6.2. Series B Dividends and Distributions. (a) If during any calendar year beginning with 1998 the Corporation and its affiliates do not purchase from Kelly-Springfield tires with an aggregate purchase price in an amount equal to or greater than (i) for 1998, $60,000,000, (ii) for 1999, $80,000,000, and (iii) for each calendar year thereafter, an amount averaging at least 104% of the aggregate purchase price for tires purchased from Kelly-Springfield in the prior calendar year, holders of shares of Series B Preferred Stock, in preference to the holders of shares of Common Stock and any shares of other capital stock of the Corporation other than shares of Parity Stock or Senior Stock with respect to the Series B Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors, out the assets of the Corporation legally available therefor, cumulative cash dividends (the "Series B Dividends") on the Series B Liquidation Preference of such shares at the Prime Rate. The Series B Dividends shall accrue and be payable in immediately available funds on the last


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Business Day of the month of January following each such calendar year during which the applicable aggregate purchase price threshold is not equaled or exceeded (each a "Series B Dividend Payment Date").

         (b) If, as of the close of business on any Series B Dividend Payment Date, there is a Series B Dividend Arrearage (as hereinafter defined), an additional dividend (the "Series B Makewhole Dividend") shall accrue on each share of the Series B Preferred Stock for the period from and including such Series B Dividend Payment Date to the earlier of (x) the date on which such Series B Dividend Arrearage is paid in full and (y) the next succeeding Series B Dividend Payment Date, in an amount equal to the product of (i) the Prime Rate and (ii) the amount of such Series B Dividend Arrearage as of such Series B Dividend Payment Date. "Series B Dividend Arrearage" means, with respect to each share of Series B Preferred Stock, as of any Series B Dividend Payment Date, the excess, if any, of (i) all Series B Dividends accrued to (but excluding) such Series B Dividend Payment Date on such share over (ii) all Series B Dividends actually paid with respect to such share on or before the close of business on such Series B Dividend Payment Date.

         (c) Series B Dividends shall accrue, and shall be cumulative from the first day on which such dividends are due, whether or not declared by the Board of Directors. Series B Makewhole Dividends, if any, shall accrue, and shall be cumulative from the date on which a Series B Dividend Arrearage arises. If the Corporation makes a dividend payment on the shares of Series B Preferred Stock in an amount less than the total amount of accrued and payable dividends on the underlying shares at such time, then the dividends paid shall be allocated ratably on a share-by-share basis among all shares of Series B Preferred Stock then outstanding. The Board of Directors may fix a record date that is no more than sixty days and no less than ten days prior to any date fixed for payment of a dividend declared on shares of Series B Preferred Stock to determine the holders of shares of Series B Preferred Stock entitled to receive such payment. Accumulated but unpaid dividends for any past dividend periods or payment dates may be declared and paid at any time (without reference to any regular payment date) to holders of record on a record date fixed by the Board of Directors that is no more than sixty days and no less than ten days preceding the date fixed for payment of such dividends.

         (d) The holders of shares of Series B Preferred Stock shall not be entitled to receive, and the Corporation shall not declare or pay, any dividends or other distributions except as provided herein. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on the shares of Series B Preferred Stock which may be in arrears.

         Section 6.3. Adjustment of Series B Liquidation Preference. After the date of original issue of the shares of Series B Preferred Stock (the "Series B Issue Date"), the Series B Liquidation Preference for the outstanding shares of Series B Preferred Stock on any date (a "Series B Valuation Date") shall be an amount per share equal to the excess, if any, of (i) $1,000 over (ii) the quotient obtained by dividing (x) the aggregate Tire Purchase Credit (as defined below) as of such Series B Valuation Date by (y) the total number of shares of Series B Preferred Stock outstanding as of such Series B Valuation Date. The "Tire Purchase Credit" as of any Series B Valuation Date shall be an amount equal to (x) $1.00 per unit of "Broad Line" tires and



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

(y) $2.00 per unit of "HV&Z Performance" tires, in each case purchased by the Corporation and its affiliates from and including the Series B Issue Date through such Series B Valuation Date; provided that, for purposes of calculating the amount of the Tire Purchase Credit, purchases of "Value Line" and "OPP" tires shall not be counted.

            Section 6.4. Voting Rights.

         (a) Ownership of shares of Kelly Preferred Stock shall entitle the holders to no voting rights except as provided in this Section 6.4 and under applicable law.

         (b) So long as any shares of either Series A Preferred Stock or Series B Preferred Stock shall be outstanding, the Corporation shall not, without the affirmative vote or written consent of the holders of a majority of the aggregate number of shares of Series A Preferred Stock or Series B Preferred Stock then outstanding, as applicable, each considered as a separate series, (i) alter or change the powers, preferences or rights given to the Series A Preferred Stock or Series B Preferred Stock, as applicable, by these Articles or
(ii) amend these Articles to increase the authorized amount of Series A Preferred Stock or Series B Preferred Stock or to authorize or create any Senior Stock or Parity Stock with respect to the Series A Preferred Stock or Series B Preferred Stock. The amendment of these Articles to authorize or create, or to increase the authorized amount of, any Junior Stock shall not be deemed to alter or change the powers, preferences or rights given to the Series A Preferred Stock or the Series B Preferred Stock by these Articles. Notwithstanding the foregoing provisions, the affirmative vote or consent of the holders of the Series A Preferred Stock or the Series B Preferred Stock, as applicable, shall not be required for any alteration or change on which the holders would otherwise be entitled to vote if, at or prior to the time that any such alteration or change takes effect, due provision is made for the redemption of all such shares of Series A Preferred Stock or Series B Preferred Stock at the time outstanding.

         (c) So long as Kelly-Springfield holds (of record and beneficially) all of the outstanding shares of Kelly Preferred Stock, if on any date (1) any condition or event shall occur which results in the acceleration of the maturity of the indebtedness evidenced by the Debt Documents or (2) without the requisite vote or consent of the holders of Series A Preferred Stock or Series B Preferred Stock, as applicable, the Corporation adversely alters or changes the powers, preferences or rights given to such series by these Articles, then the number of directors constituting the Board of Directors shall, without further action, be increased by the Specified Number (as defined below) and the holders of shares of Kelly Preferred Stock shall have, in addition to the other voting rights set forth in these Articles, the exclusive right, voting separately as a single class, to elect such Specified Number of directors of the Corporation to fill such newly created directorships, by written consent as provided herein, or at a special meeting of such holders called as provided herein. Any such additional directors shall continue as directors (subject to reelection or removal as provided in Section 6.4(d)(ii)) and the holders of Kelly Preferred Stock shall have such additional voting rights until such time as (A) Kelly-Springfield no longer holds (of record and beneficially) all of the outstanding shares of Kelly Preferred Stock, (B) in the case of any event described in clause (1) above, such acceleration of the indebtedness evidenced by the Debt Documents shall have been rescinded or such indebtedness



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

shall have been repaid in full, (C) in the case of clause (2) above, such adverse alteration or change of the powers, preferences or rights given to the Series A Preferred Stock or the Series B Preferred Stock, as applicable, shall have been rescinded or (D) all of the outstanding shares of Kelly Preferred Stock shall have been redeemed pursuant to Section 6.5, whichever is earlier, at which time such additional directors shall cease to be directors and such additional voting rights of the holders of Kelly Preferred Stock shall terminate subject to revesting in the event of each and every subsequent event of the character indicated above. "Specified Number" means a number of directors equal to the number required so that the holders of Kelly Preferred Stock will have the right to elect, voting separately as a single class, a majority of the Board of Directors at any time.

         (d) (i) The right of holders of shares of Kelly Preferred Stock to take any action as provided in Section 6.4(c) may be exercised at any annual meeting of stockholders or at a special meeting of holders of shares of Kelly Preferred Stock held for such purpose as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of the minimum number of shares required to take such action, which shall be a majority of the outstanding shares of Kelly Preferred Stock unless otherwise required by law.

         So long as such right to vote continues (and unless such right has been exercised by written consent of the minimum number of shares required to take such action), the President of the Company may call, and upon the written request of holders of record of at least 10% of the outstanding shares of Kelly Preferred Stock, addressed to the Secretary of the Company at the principal office of the Company, shall call, a special meeting of the holders of shares entitled to vote as provided herein. Such meeting shall be held within 30 days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the by-laws of the Company for the holding of meetings of stockholders.

         (ii) At each meeting of stockholders at which the holders of shares of Kelly Preferred Stock shall have the right, voting separately as a single class, to elect the directors of the Corporation as provided in Section 6.4(c), the presence in person or by proxy of the holders of record of a majority of the total number of shares of Kelly Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof:

                  (A) the absence of a quorum of the holders of shares of Kelly Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of shares of Kelly Preferred Stock, and the absence of a quorum of the holders of shares of any other class or series of capital stock shall not prevent the election of directors to be elected by the holders of shares of Kelly Preferred Stock; and

                  (B) in the absence of a quorum of the holders of shares of Kelly Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Kelly Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

         For taking of any action as provided in Section 6.4(c) by the holders of shares of Kelly Preferred Stock, each such holder shall have one vote for each share of such stock standing in his name on the transfer books of the Corporation as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the Business Day next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held or, if action is taken by written consent, at the close of business on the Business Day next preceding the day on which such consent is entered into; provided that shares of Kelly Preferred Stock owned by the Corporation or any Affiliate of the Corporation shall not be deemed to be outstanding for purposes of taking any action as provided in Section 6.4(c).

         Each director elected by the holders of shares of Kelly Preferred Stock as provided in Section 6.4(c) shall, unless his or her term shall expire earlier in accordance with the provisions hereof, hold office until the annual meeting of stockholders next succeeding his or her election or until his or her successor, if any, is elected and qualified.

         If any director so elected by the holders of Kelly Preferred Stock shall cease to serve as a director before his or her term shall expire (except by reason of the termination of the voting rights accorded to the holders of Kelly Preferred Stock with respect to the Specified Number of directors in accordance with Section 6.4(c)), the holders of the Kelly Preferred Stock then outstanding and entitled to vote for such director may, by written consent as provided herein, or at a special meeting of such holders called as provided herein, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.

         Any director elected by the holders of shares of Kelly Preferred Stock voting separately as a single class may be removed from office with or without cause by the vote or written consent of the holders of at least a majority of the then outstanding shares of Kelly Preferred Stock, at the time of removal.

            Section 6.5. Redemption.

         (a) Subject to the restrictions contained in Section 6.6, beginning on the last Business Day of December 2002, and on the last Business Day of each June and December thereafter ending on the last Business Day of June 2007 (each a "Series A Fixed Redemption Date"), the Corporation shall redeem, out of the assets of the Corporation legally available therefor, a number of outstanding shares of Series A Preferred Stock equal to the lesser of (x) 700 and (y) the total number of shares of Series A Preferred Stock outstanding on such Series A Fixed Redemption Date at a price per share equal to the sum of (1) 100% of the Series A Liquidation Preference and (2) an amount per share equal to all accrued and unpaid Series A Dividends, 4% Series A Makewhole Dividends and Additional Series A Makewhole Dividends on such shares, whether or not declared or payable, to such Series A Fixed Redemption Date, in immediately available funds. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to this Section 6.5(a), shares shall be redeemed from all holders of outstanding Series A Preferred Stock on the date the redemption notice specified in Section 6.5(g) is mailed, pro rata in proportion (to the extent practicable) to the number of shares of Series A Preferred Stock held by each such holder. No fractions of shares shall be redeemed pursuant to this
Section 6.5(a).

         (b) Subject to the restrictions contained in Section 6.6, on the last business day of June 2007 (the "Series B Fixed Redemption Date"), the Corporation shall redeem, out of the assets of the Corporation legally available therefor, all of the outstanding shares of Series B Preferred Stock at a price per share equal to the sum of (1) 100% of the Series B Liquidation Preference and (2) an amount per share equal to all accrued and unpaid Series B Dividends and Series B Makewhole Dividends on such shares, whether or not declared or payable, to the Series B Fixed Redemption Date, in immediately available funds.

         (c) Subject to the restrictions contained in Section 6.6, no later than 30 Business Days after the termination of the Supply Agreement (the "Supply Agreement") to be entered into by and between the Corporation and Kelly-Springfield in connection with Kelly-Springfield's purchase of the Kelly Preferred Stock (the "Kelly Mandatory Redemption Date"), the Corporation shall redeem, out of the assets of the Corporation legally available therefor, all of the shares of Kelly Preferred Stock outstanding on the Kelly Mandatory Redemption Date at a price per share equal to the sum of (1) the product of (x) 100% of the Series A Liquidation Preference or the Series B Liquidation Preference, as applicable, and (y) the Applicable Premium then in effect as provided in paragraph (f) below and (2) an amount per share equal to all accrued and unpaid Series A Dividends, 4% Series A Makewhole Dividends and Additional Series A Makewhole Dividends or Series B Dividends and Series B Makewhole Dividends, as applicable, whether or not declared or payable, to the Kelly Mandatory Redemption Date, in immediately available funds.

         (d) Subject to the restrictions contained in Section 6.6, if, at any time after the Series A Issue Date a Change of Control (as defined below) occurs, the Corporation shall, within 10 Business Days after such occurrence, send notice of such occurrence to the holders of Kelly Preferred Stock. If, within 10 Business Days of such notice, (i) the holders of all (but not less than all) of the outstanding shares of Kelly Preferred Stock send notice to the Corporation specifying that such holders thereby request that the Corporation redeem all of the outstanding shares of Kelly Preferred Stock held by each such holder and (ii) Kelly-Springfield agrees in writing to the termination of the Supply Agreement, the Corporation shall redeem, out of the assets of the Corporation legally available therefor, all such shares within 30 Business Days of the Corporation's receipt of all such requests (the "Change of Control Redemption Date") at a price per share equal to the sum of (1) the product of
(x) 100% of the Series A Liquidation Preference or the Series B Liquidation Preference, as applicable, and (y) the Applicable Premium then in effect as provided in paragraph (f) below and (2) an amount per share equal to all accrued and unpaid Series A Dividends, 4% Series A Makewhole Dividends and Additional Series A Makewhole Dividends or Series B Dividends and Series B Makewhole Dividends, as applicable, whether or not declared or payable, to the Change of Control Redemption Date, in immediately available funds.

         "Change of Control" means such time as (i) any person or "group" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") other than the Principal Shareholders (as defined below), Family Members (as defined below) or Kelly-Springfield is or becomes the beneficial owner, directly or indirectly, of outstanding shares of capital stock of the Corporation, entitling such person or persons to exercise 50% or more of the total votes entitled to be cast at a regular or special meeting, or by action by written consent, of stockholders of he Corporation (the term "beneficial owner" shall be determined in accordance with Rule 13d-3, promulgated by the Securities and Exchange Commission under the Exchange Act), (ii) a majority of the Board of Directors shall consist of persons other than Continuing Directors (the term "Continuing Director" shall mean any member of the Board of Directors on the Series A Issue Date, any member of the Board of Directors elected by Kelly-Springfield pursuant to Section 6.4(c) of these Articles and any other member of the Board of Directors who shall be recommended or elected to succeed or become a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors), (iii) the stockholders of the Corporation shall have approved a recapitalization, reorganization, merger, consolidation or similar transaction, in each case, with respect to which all or substantially all the persons who were the respective beneficial owners of the outstanding shares of capital stock of the Corporation immediately prior to such recapitalization, reorganization, merger, consolidation or similar transaction will beneficially own, directly or indirectly, less than 50% of the combined voting power of the then outstanding shares of capital stock of the Corporation resulting from such recapitalization, reorganization, merger consolidation or similar transaction; or (iv) the stockholders of the Corporation shall have approved the sale or other disposition of all or substantially all the assets of the Corporation in one transaction or in a series of related transactions to a person not owning or controlling, or any entity not owned or controlled by the holders of, directly or indirectly, 50% or more of the combined voting power of the outstanding shares of capital stock of the Corporation immediately prior to such disposition. "Family Member" means (i) a member of a Principal Shareholder's family, which shall include her or his ancestors, spouse, siblings, descendants or spouses (or surviving spouse) of descendants, or (ii) a trust, corporation, partnership or other entity, all of the beneficial interests in which shall be held by a Principal Shareholder or one or more persons described in clause (I); provided, that during the period any such trust, corporation, partnership or other entity holds any right, title or interest in any Common Stock, no Person other than such Principal Shareholder or one or more Family Members of such Principal Shareholder of the type listed in clause (i) may be or become beneficiaries, stockholders or limited or general partners or owners thereof. "Principal Shareholders" means Ann Heafner Gaither, William H. Gaither, Susan Gaither Jones and Thomas R. Jones.

         (e) Subject to the restrictions contained in Section 6.6, at any time after the Series A Issue Date, the Corporation may, in its sole discretion, redeem all (but not less than all) of the outstanding shares of Kelly Preferred Stock, out of the assets of the Corporation legally available therefor, at a price per share equal to the sum of (1) the product of (x) 100% of the Series A Liquidation Preference or the Series B Liquidation Preference, as applicable, and (y) the Applicable Premium then in effect as provided in paragraph (f) below and (2) an amount per share equal to all accrued and unpaid Series A Dividends, 4% Series A Makewhole Dividends and Additional Series A Makewhole Dividends or Series B Dividends and Series B Makewhole Dividends, as applicable, whether or not declared or payable, to the Optional Redemption Date (as defined below), in immediately available funds. "Optional Redemption Date" means, with respect to a redemption pursuant to this
Section 6.5(e), the date specified for such redemption in the notice to the holders of the Kelly Preferred Stock required under Section 6.5(g).

         (f) The "Applicable Premium" for each of the following periods shall be the number set forth opposite such period below:

------------------------------------------------------------------------------
            Period                                         Applicable Premium
------------------------------------------------------------------------------
Series A Issue Date through first anniversary                    1.22
------------------------------------------------------------------------------
After first anniversary through second anniversary               1.20
------------------------------------------------------------------------------
After second anniversary through third anniversary               1.18
------------------------------------------------------------------------------
After third anniversary through fourth anniversary               1.15
------------------------------------------------------------------------------
After fourth anniversary through fifth anniversary               1.10
------------------------------------------------------------------------------
After fifth anniversary                                          1.00
------------------------------------------------------------------------------

         (g) Notice of any redemption of shares of Kelly Preferred Stock pursuant to this Section 6.5 shall be mailed at least 10, but not more than 30, days prior to the date fixed for redemption to each holder of shares of Kelly Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the Corporation. Such notice shall include instructions for the surrender of the Kelly Preferred Stock to be redeemed and the receipt of payment therefor. In order to facilitate the redemption of shares of Kelly Preferred Stock pursuant to this Section 6.5, the Board of Directors may fix a record date for the determination of shares of Kelly Preferred Stock to be redeemed, or may cause the transfer books of the Corporation for the Kelly Preferred Stock to be closed, not more than 30 days or less than 10 days prior to the date fixed for such redemption.

         (h) Notice of redemption having been given as aforesaid, upon the date fixed for redemption in respect of shares of Kelly Preferred Stock to be redeemed pursuant to this Section 6.5, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, from and after the date of redemption designated in the notice of redemption, (i) the shares of Kelly Preferred Stock represented thereby shall no longer be deemed outstanding,
(ii) the rights to receive dividends thereon shall cease to accrue, and (iii) all rights of the holders of shares of Kelly Preferred Stock to be redeemed shall cease and terminate, excepting only the right to receive the applicable redemption price.

         Section 6.6. Limitations on Mandatory Redemption and Dividends. Notwithstanding anything to the contrary in these Articles, so long as any amounts are outstanding under any Debt Documents (as defined below) or any commitments to lend under the Debt Documents have not been terminated, the Corporation shall not make payment in respect of any redemption permitted or otherwise required by Section 6.5, or declare, make or pay any dividend or distribution in respect of any shares of Kelly Preferred Stock if any Event of Default (as defined in the Debt Documents) or default under any of the Debt Documents or any event which, upon notice or lapse of time, or both, would constitute an Event of Default has occurred and is continuing or would result therefrom and has not been cured or waived in writing by the requisite vote of the holders of the indebtedness represented by the Debt Documents. "Debt Documents" means the Loan and Security Agreement, dated as of the Series A Issue Date between the Corporation, Oliver & Winston, Inc., the financial institutions party thereto and BankBoston, N.A., as agent, and the Senior Subordinated Note and Warrant Purchase Agreement, dated the Series A Issue Date, by and among the Corporation and The 1818 Mezzanine Fund, L.P., and the notes, mortgages, security documents, guaranties and other agreements entered into in connection therewith (each as amended, modified, supplemented and/or restated from time to time in accordance with its terms, including any replacement agreement therefor and any refinancing of the debt incurred thereunder, which refinancing may result in a greater principal amount outstanding in connection therewith).

         Section 6.7. Reacquired Shares. Any shares of Kelly Preferred Stock exchanged, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares of Kelly Preferred Stock shall upon their cancellation become authorized but unissued shares of preferred stock, par value $.01 per share, of the Corporation and, upon the filing of an appropriate charter amendment with the Secretary of State of the State of Delaware, may be reissued as part of another series of preferred stock, par value $.01 per share, of the Corporation subject to the conditions or restrictions on issuance set forth herein, but in any event may not be reissued as shares of Kelly Preferred Stock or other Parity Stock unless all of the shares of Kelly Preferred Stock shall have already been redeemed.

         Section 6.8. Liquidation, Dissolution or Winding Up. (a) If the Corporation shall commence a voluntary case under the United States bankruptcy laws or any applicable bankruptcy, insolvency or similar law of any other country, or consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the United States bankruptcy laws or any applicable bankruptcy, insolvency or similar law of any other country, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and on account of any such event the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made (i) to the holders of shares of Junior Stock with respect to the Kelly Preferred Stock unless, prior thereto, the holders of shares of Kelly Preferred Stock shall have received an amount equal to the Series A Liquidation Preference or the Series B Liquidation Preference, as applicable, plus all accrued and unpaid dividends, whether or not declared or currently payable, to the date of distribution, with respect to each outstanding share, or (ii) to the holders of shares of Parity Stock with respect to the Kelly Preferred Stock, except distributions made ratably on the Kelly Preferred Stock and all other Parity Stock in proportion to the total amounts to which the holders of all shares of Kelly Preferred Stock and other Parity Stock are entitled upon such liquidation, dissolution or winding up.

         (b) Neither the consolidation or merger of the Corporation with or into any other person or entity nor the sale, lease, exchange (for cash, shares of stock, securities or other consideration) or other distribution to another person or entity of all or substantially all the assets, property or business of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.8.

         Section 6.9. Exercise of Rights. (a) The rights of holders of shares of Kelly Preferred Stock to take any action as provided in Article 6 hereof may be exercised at any annual meeting of stockholders or by the written consent, delivered to the Secretary of the Corporation, of the holders of the minimum number of shares required to take such action, which shall be a majority of the outstanding shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, unless otherwise required by law.

         (b) For taking of any action as provided in this Article 6 by the holders of shares of Kelly Preferred Stock, each such holder shall have one vote for each share of such stock standing in its name on the transfer books of the Corporation as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the Business Day next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held.

                                    ARTICLE 7
                              CORPORATE EXISTENCE.

The Corporation is to have perpetual existence.

                                    ARTICLE 8
                              CORPORATE GOVERNANCE.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

         Section 8.1. Management. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-laws. The election of directors need not be by written ballot except and to the extent provided in the By-laws of the Corporation.

         Section 8.2. Amendment of Articles. From time to time any of the provisions of these Articles may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by these Articles are granted subject to the provisions of this Section 8.2.

         Section 8.3. Amendment of By-laws. The Board of Directors shall, subject to Section 109 of the Act, have the power to adopt, amend, or repeal the By-laws of the Corporation.

         Section 8.4. Indemnification of Directors. To the fullest extent permitted by the Act, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment, modification or repeal of this Section 8.4 shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

         Section 8.5. Indemnification of Authorized Persons. The Corporation shall, to the fullest extent permitted by the Act, indemnify any and all persons whom it shall have power to indemnify thereunder from and against any and all of the expenses, liabilities, or other matters referred to in or covered by the Act and may advance funds to such persons in respect of such expenses, liabilities or other matters. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         The name and the mailing address of the incorporator are:

                          Edgar B. Fisher, III
                          NationsBank Corporate Center
                          100 North Tryon Street, Floor 47
                          Charlotte, North Carolina 28202-4003

         I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 28th day of December, 1998.


                                       /s/ Edgar B. Fisher, III
                                       -----------------------------------
                                       Edgar B. Fisher, III, Incorporator